INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
     of the OPTI-flex(R) Dynamic Fund:

We consent to the use of our report herein dated February 19, 1999 for The OPTI-flex(R) Dynamic Fund as of December 31, 1998 and for the period indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.


                                              KPMG LLP


Columbus, Ohio
April 29, 1999